EXHIBIT 10.7

TRANSITION SERVICES AGREEMENT
THIS TRANSITION SERVICES AGREEMENT (this “Agreement”), effective as of October 25, 2013 (the “Effective Date”), is made and entered into by and among CATCHMARK TIMBER TRUST, INC., formerly known as WELLS TIMBERLAND REIT, INC., a Maryland corporation (the “Company”), CATCHMARK TIMBER OPERATING PARTNERSHIP, L.P., formerly known as WELLS TIMBERLAND OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “OP”), and WELLS REAL ESTATE FUNDS, INC., a Georgia corporation (“Wells REF”). Certain capitalized terms shall have the meanings given to such terms in Section 1 hereof.
W I T N E S S E T H
WHEREAS, the Company has elected to be taxed as a REIT, and to invest its funds in investments permitted by the terms of the Charter and Sections 856 through 860 of the Code;
WHEREAS, the Company is the general partner of the OP and conducts all of its business and makes all investments through the OP;
WHEREAS, the Company is now self-managed as a result of its hiring of the Targeted Personnel (as defined in the Master Self-Management Transition Agreement dated as of September 18, 2013 (the “Master Transition Agreement”)) to direct and perform the day-to-day business affairs of the Company;
WHEREAS, the Company, the OP and Wells Timberland Management Organization LLC (“Wells TIMO”), which is owned and controlled by Wells REF, were party to an Amended and Restated Advisory Agreement (the “Advisory Agreement”) effective as of July 1, 2013, which agreement has now terminated, and the parties hereto, together with Wells TIMO, remain party to the Master Transition Agreement and certain related agreements;
WHEREAS, the Company and the OP desire to avail themselves of the experience, sources of information and advice of Wells REF and its Affiliates to assist the Company in a successful transition from being externally managed to being self‑managed and to have Wells REF and its Affiliates undertake the services hereinafter set forth, at the request and subject to the supervision of the Company, all as provided herein; and
WHEREAS, Wells REF is willing to undertake to render such services upon the request and subject to the supervision of the Company, on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Definitions. As used in this Agreement, the following terms have the definitions hereinafter indicated:
Advisory Agreement. As such term is defined in the recitals of this Agreement.
Affiliate or Affiliated. An Affiliate of another person includes only the following: (i) any person directly or indirectly controlling, controlled by, or under common control with such other person; (ii) any person directly or indirectly owning, controlling or holding with the power to vote 10% or more of the outstanding voting securities of such other person; (iii) any legal entity for which such person acts as an executive officer, director, trustee or general partner, (iv) any person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other person; and (v) any executive officer, director, trustee or general partner of such other person. An entity shall not be deemed to control or be under common control with an advisor-sponsored program unless (i) the entity owns 10% or more of the voting equity interests of such program or (ii) a majority of the board (or equivalent governing body) of such program is comprised of Affiliates of the entity.
Board of Directors or Board. The persons holding such office, as of any particular time, under the Charter, whether they be the Directors named therein or additional or successor Directors.
Bylaws. The Fourth Amended and Restated Bylaws of the Company, as amended from time to time.
Cause. With respect to the termination of this Agreement, (i) fraud, criminal conduct, willful misconduct or willful or grossly negligent breach of fiduciary duty or (ii) a material breach of this Agreement, provided that (a) the breaching party does not cure any such material breach within 60 days of receiving notice of such material breach from the other parties, or (b) such material breach is not of a nature that can be remedied within such period.
Code. The Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.
Company. As such term is defined in the preamble of this Agreement.
Consulting Fee. As such term is defined in Section 6(a) of this Agreement.
Charter. The Sixth Articles of Amendment and Restatement Charter of the Company, as amended from time to time.
Director. A member of the Board of Directors.
Effective Date. As such term is defined in the preamble of this Agreement.
Independent Directors. Until such time as the Shares are listed on a national securities exchange, the term “Independent Director” shall mean a Director who satisfies the independence requirements under the rules and regulations of the New York Stock Exchange as in effect from time to time. Upon a listing on a national securities exchange, the term “Independent Director” shall mean a Director who satisfies the independence requirements under the rules and regulations of the national securities exchange on which the Shares are listed.
OP. As such term is defined in the preamble of this Agreement.
REIT. A real estate investment trust under Section 856 of the Code.
Stockholders. The registered holders of the Shares.
Shares. Shares of the Company’s common stock, par value $0.01 per share.
Termination Date. The date of termination of this Agreement.
Wells REF. As such term is defined in the preamble of this Agreement.
Wells TIMO. As such term is defined in the recitals of this Agreement.
2. Appointment. Each of the Company and the OP hereby retains Wells REF to provide consulting, support and transitional services to them on the terms and conditions set forth in this Agreement, and Wells REF hereby accepts such appointment. Each of the Company and the OP agree that this appointment does not render Wells REF an advisor to the Company because, among other reasons, the Company’s employees are the persons responsible for directing and performing the day-to-day business affairs of the Company.
3.Duties of Wells REF. As requested by the Company, Wells REF, either directly or by engaging an Affiliate, shall provide consulting, support and transitional services to the Company as set forth on Schedule A hereto.
Wells REF may delegate any of the foregoing duties to any person so long as Wells REF or any Affiliate remains responsible for the performance of such duties.
4.Obligations of the Company and the OP. The Company and the OP shall, to the extent the Company deems necessary and appropriate to enable the provision of such consulting, support and transitional services by Wells REF and its Affiliates and designees, use commercially reasonable efforts to, in accordance with applicable law: (i) provide timely responses to any information requested by Wells REF and its Affiliates and designees; (ii) provide access to the Company’s and the OP’s facilities, employees, assets and information and records regarding employment and personnel matters or otherwise as reasonably requested by Wells REF and its Affiliates and designees; and (iii) obtain and maintain all hardware and other equipment, leases and contracts in the ordinary course of business consistent with past practice. Wells REF and its Affiliates and designees, when on the property of the Company or the OP or when given access to any equipment, computer, software, network or files owned or controlled by the Company or the OP, will conform to, and abide by, the reasonable policies and procedures of the Company and the OP concerning health, safety, security and privacy which have been made known to Wells REF or its applicable Affiliates or designees in advance. Wells REF and its Affiliates and designees shall be entitled to rely on any instructions or other information provided by authorized personnel designated by the Company, including on instructions and other information provided by the Board, and Wells REF shall not be in breach of or default under this Agreement solely as a result of any such reliance and, subject to Section 14 hereof, Wells REF shall not have any liability to the Company or the OP for acting in accordance with such instructions.
5.Obligations of Wells REF. The performance of services pursuant to this Agreement shall be consistent with the standards applicable under the Advisory Agreement, and Wells REF shall maintain sufficiently skilled personnel during the term of this Agreement to ensure that Wells REF performs under this Agreement satisfactorily, including the retention of any third-party contractors retained in accordance with Section 3 hereof. Notwithstanding the foregoing, the parties acknowledge and agree that the scope of services to be provided by Wells REF and its Affiliates hereunder include services considered outside the scope of the Advisory Agreement and is limited to the services set forth on Schedule A hereto, which are substantially less than the day-to-day management services provided pursuant to the Advisory Agreement.
6.Fees.
Commencing on the Effective Date, Wells REF shall be entitled to receive a consulting fee in consideration for the services rendered under this Agreement in an amount equal to $22,875 per month; provided that for the period from the Effective Date through October 31, 2013, Wells REF shall be entitled to receive a prorated amount equal to $4,428.00 (the “Consulting Fee”). The Consulting Fee shall be payable monthly in arrears by the Company in cash.
7.Expenses.
(a)In addition to the compensation paid to Wells REF pursuant to Section 6, the Company or the OP shall pay directly or reimburse Wells REF for any third-party expenses paid or incurred by Wells REF and its Affiliates on behalf of the Company or the OP in connection with the services it provides to the Company pursuant to this Agreement; provided, however, that Wells REF shall obtain the Company’s or the OP’s written approval prior to incurring any third-party expenses for the account of, or reimbursable by, the Company or the OP. In the event that Wells REF does not obtain the Company’s or the OP’s written approval prior to incurring any third-party expenses for the account of, or reimbursable by, the Company or the OP, Wells REF shall be responsible for the payment of any fees paid to and expenses incurred by a third-party consultant engaged by Wells REF to perform services otherwise required to be provided by Wells REF.
(b)Notwithstanding anything else in this Agreement to the contrary, the Company shall not be required to reimburse Wells REF for any administrative service expenses, including Wells REF overhead, personnel costs and costs of goods used in the performance of services hereunder.
(c)Expenses incurred by Wells REF on behalf of the Company or the OP and payable pursuant to this Section 7 shall be reimbursed no less than monthly to Wells REF. Wells REF shall deliver a statement within 20 days of the end of any calendar month documenting the expenses of the Company during such month which are to be reimbursed pursuant to this Section 7 and shall also deliver such statement to the Company within 20 days of the Termination Date.
8.Other Activities of Wells REF. Nothing herein contained shall prevent Wells REF or any of its Affiliates from engaging in or earning fees from other activities, including, without limitation, the rendering of advice to other persons (including other REITs) and the management of other programs advised, sponsored or organized by Wells REF or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, employee or stockholder of Wells REF or its Affiliates to engage in or earn fees from any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association. Wells REF and its Affiliates may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein.
9.Relationship of Wells REF and Company. The Company and the OP, on the one hand, and Wells REF, on the other hand, are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.
10.Term. The term of this Agreement shall commence on the Effective Date and shall continue until June 30, 2014 unless otherwise terminated in accordance with this Agreement. Notwithstanding the foregoing, this Agreement may be terminated (i) by the Company immediately for Cause, (ii) by Wells REF immediately for Cause, or (iii) by the Company or Wells REF upon 60 days’ written notice without Cause.
11.Assignment to an Affiliate. This Agreement may be assigned by Wells REF to an Affiliate with the approval of the Board, including a majority of the Independent Directors. Wells REF may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board. This Agreement shall not be assigned by the Company or the OP without the consent of Wells REF, except in the case of an assignment by the Company or the OP to a corporation or other organization which is a successor to all of the assets, rights and obligations of the Company or the OP, as the case may be, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company and the OP is bound by this Agreement.
12.Payments to and Duties of Wells REF upon Termination.
(a)    After the Termination Date, Wells REF shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company within 30 days after the Termination Date all unpaid reimbursements of expenses and all earned but unpaid Consulting Fees payable to Wells REF prior to termination of this Agreement. Notwithstanding the foregoing, if the Company terminates this Agreement without Cause pursuant to Section 10 prior to June 30, 2014, Wells REF shall be entitled to payment of the Consulting Fees through June 30, 2014, with such compensation to be paid pursuant to this Section 12.
(b)    Wells REF shall promptly upon termination:
(i) pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement, after deducting any earned but unpaid fees and reimbursement for its expenses to which it is then entitled;
(ii) deliver to the Company a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Company; and
(iii) deliver to the Company all assets and documents of the Company then in the custody of Wells REF, and any reasonable expenses associated with delivery of such assets and documents shall be reimbursed by the Company to Wells REF.
13.Indemnification by the Company. The Company shall indemnify and hold harmless Wells REF and its Affiliates, including their respective officers, directors, managers, partners and employees, from all liability, claims, damages, taxes or losses and related expenses, including reasonable attorneys’ fees and costs (collectively, “Losses”), arising in the performance of their duties hereunder, subject to any limitations imposed by the laws of the State of Maryland. Notwithstanding the foregoing, Wells REF shall not be entitled to indemnification or be held harmless pursuant to this Section 13 for any activity for which Wells REF shall be required to indemnify or hold harmless the Company pursuant to Section 14.
14.Indemnification by Wells REF. Wells REF shall indemnify and hold harmless the Company and its Affiliates, including their respective officers, directors, managers, partners and employees, from all Losses to the extent that such Losses are incurred by reason of Wells REF’s bad faith, fraud, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement.
15.Limitation on Liability. Notwithstanding any other provision contained in this Agreement, the Company, the OP and Wells REF agree that neither Wells REF, on one hand, or the Company and the OP, on the other hand, will be liable to the other party, whether based on contract, tort (including negligence), warranty or any other legal or equitable grounds, for any special, indirect, punitive, incidental or consequential losses, damages or expenses of such party.
16.Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Board and the Company:	CatchMark Timber Trust, Inc. 6200 The Corners Parkway Norcross, Georgia 30097-3365 Attention: Chief Executive Officer
To the OP:	CatchMark Timber Operating Partnership, L.P. 6200 The Corners Parkway Norcross, Georgia 30097-3365 Attention: Chief Executive Officer of CatchMark Timber Trust, Inc., General Partner
To Wells REF:	Wells Real Estate Funds, Inc. 6200 The Corners Parkway Norcross, Georgia 30097-3365 Attention: President
Any party may at any time give notice in writing to the other parties of a change in its address for the purposes of this Section 16.
17.Modification. This Agreement shall not be changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by the parties hereto, or their respective successors or assignees.
18.Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
19.Governing Law. This Agreement will be governed by the laws of the State of Georgia, without regard to the conflicts of law principles of such State. The parties hereto consent and submit to the exclusive jurisdiction of the courts (State and federal) located in the State of Georgia in connection with any controversy arising under this Agreement or its subject matter. The parties hereby waive any objection they may have in any such action based on lack of personal jurisdiction, improper venue or inconvenient forum. The parties further agree that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth below shall be effective local service for any litigation brought in such courts.
20.Construction. The parties have participated jointly in the drafting of this Agreement, and each party was represented by counsel in the negotiation of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
21.Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.
22.Indulgences, not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
23.Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
24.Titles not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.
25.Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when the counterparts hereof, taken together, bear the signatures of all of the parties reflected hereon as the signatories.
26.Survival. The provisions of Sections 1, 12 through 24 and 26 shall survive termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Transition Services Agreement as of the date and year first above written.
CATCHMARK TIMBER TRUST, INC.
By:    /s/ BRIAN M. DAVIS
Brian M. Davis
Senior Vice President, Chief Financial Officer and Assistant Secretary
CATCHMARK TIMBER OPERATING PARTNERSHIP, L.P.

By:	CatchMark Timber Trust, Inc., its General Partner
By:/s/ BRIAN M. DAVIS
Brian M. Davis
Senior Vice President, Chief Financial Officer and Assistant Secretary
WELLS REAL ESTATE FUNDS, INC.
By:    /s/ LEO F. WELLS, III
Leo F. Wells, III
Chief Executive Officers
SCHEDULE A

TRANSITION SERVICES:

Information technology infrastructure design and implementation

•	Support the selection and implementation of a new financial application toolset.

•	Create a financial data history archive.

•	Establish service contracts with technology utility service providers.

•	Migrate legacy email and files to the new utility platforms.

•	Support the marketing web identity launch.

◦	Web Domain redirects

◦	Email under new web domain

Human Resources

•	Vendor selection and setup for payroll and human resources information system (HRIS).

•	Selection and implantation of all health, welfare and retirement programs.

•	Establish all HR related policies and procedures. Documentation via Employee Handbook and applicable Plan Documents (i.e. PTO, Severance).

•	Establish/document guidelines and best practices for recruiting, employee relations performance management.

•	Training of Target Employees on all HRIS and related systems.

Treasury and cash management infrastructure design and implementation

•	Procuring and implementing remote deposit console, check printer with signature card, check stock and postage machine.

•	Creating new bank accounts and updating company information.

•	Updating bank account access/permissions.

•	Training Target Employees on accounts payable and treasury functions.

Marketing and Investor Communications Support

•	Update website and other electronic media to represent CatchMark name change.

•	Other website updates, as necessary, due to transition to publicly listed company.

•	Oversight of copywriting, ongoing edits, etc.

•	Working with and transitioning duties with vendors for specific projects and mail house needs.

Physical Move of CatchMark from 6200 The Corners Parkway to new office location

•	Site selection and planning (technology specific).

•	Establish internet and phone circuits.

•	Select and implement telephony solution.

•	Build out local network and wireless solutions.

•	Select and implement imaging solution (print, scan, copy, fax, etc.).

•	Deploy new workstations (computers).

•	Establish site security measures (technology specific).

•	Establish relationships and contracts with technology support providers for site specific services.

SUPPORT SERVICES:

Client Services and DST on-going support services

•	Escalated service issues.

•	NIGO resolution.

•	Inbound investor emails.

•	DST call center training and oversight.

•	Proxy oversight and support.

•	Tax form preparation oversight, validation and approval.

•	DST Vision & FANmail approvals.

•	DST project management oversight.

•	DST work queue oversight and review.

•	DST invoice review and reconciliation.

•	Product accounting support.

Compliance and risk management support

•	Information requests and data reporting requests.

•	Written inquiry response support.

•	Quarterly statement oversight and approval.

Investor Communications services

•	Provide oversight and review of investor and FA communications.

•	Coordinate investor communications with transfer agent.

•	Validate investor and FA mailing lists.

•	Coordinate statement inserts.

•	Investor forms- updates and reviews.

Infrastructure support (while residing at current office location)

•	Technical helpdesk.

•	Utilities support – Phones, Network, Imaging, Desktops/Laptops.

•	Application Support.

LISTING SERVICES:

Listing Project Management

•	Negotiations of Post-Listing contract with DST and/or other parties.

•	Contract oversight and management.

•	Listing plan project management.

•	Provide consultative services for listing decisions.

•	Reverse split oversight and validation.

•	B to A share conversion oversight.

•	Custodian support.

•	Broker Dealer and Financial Advisor back-office support.

•	Cost basis reporting, production and validation.

•	Training Targeted Personnel to transition DST relationship internally

Administrative support following listing process

•	Provide consultative services for post-listing environment